Press Release

January 26, 2007

E.ON to submit sealed bid

E.ON has received notification from the CNMV, the Spanish stock market regulator, that the suspensions of the two bids for Endesa have been lifted. Now both bidders have to provide their final offer via a sealed envelope, which have to be submitted on Friday, February 2, 2007.

E.ON chief executive Wulf Bernotat said: “We are delighted that Endesa's shareholders will very soon have the opportunity to decide on our offer, and remain confident that the transaction will reach a successful conclusion. We believe that we offer very attractive terms  for all Endesa’s shareholders. Whilst we view Endesa as an attractive investment opportunity, we are committed to our strict financial criteria and will not be influenced by the recent market speculation.”

E.ON has a clear strategy for Endesa which guarantees that the company will remain intact after the transaction. E.ON is also fully committed to maintaining Endesa’s stable financial structure and has the financial capacity to maintain and even increase Endesa’s investment plans. In addition, E.ON has the technical expertise to guarantee and improve security of supply for Spain. The combination of Endesa and E.ON will enhance both company’s market positions.

Media Contacts

E.ON AG, Corporate Communications

Dr. Peter Blau

+49 (0)211 45 79 627

Josef Nelles

+49 (0)211 45 79 544

Spain

Deva Comunicaciones

+34 91 360 1720

Gonzalo Lacalle

+34 677 405 341

Juan Torres

+34 666 582 837

UK / International

Finsbury Group

+44 (0)20 7251 3801

Rollo Head

+44 (0)7768 994 987

E.ON AG

E.ON Platz 1

D-40479 Düsseldorf

For information
please contact:

Dr. Peter Blau

Phone: +49-211-45 79-628

Fax: +49-211-45 79-629

Josef Nelles

Phone: +49-211-45 79-544

Fax: +49-211-45 79-566

www.eon.com

Presse@eon.com

Press Release E.ON AG, January 26, 2007

This press release does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval.  Endesa investors and security holders are urged to read the prospectus and U.S. tender offer statement from E.ON regarding the proposed tender offer for Endesa when they become available, because they will contain important information. The prospectus and certain complementary documentation will be filed in Spain with the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Likewise, a U.S. tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission (the “SEC”).  Investors and security holders may obtain a free copy of the prospectus (when it is available) and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, and Santander Investment Bolsa SV SA or Santander Investment SA, Corredores de Bolsa. The prospectus will also be available on the websites of the CNMV (www.cnmv.es) and E.ON (www.eon.com). Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement (when it is available) and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON, when they become available, by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This press release may contain forward-looking statements.  Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary  regulatory  approvals  or to obtain  them on  acceptable  terms;  the inability to integrate  successfully  Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate;  and other risk  factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.